Exhibit 99.2

Press Release	Contact: Christopher D. Myers
For Immediate Release	President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. CEO To Host BMO Capital Markets Investors

Ontario, CA, March 11, 2013 - Chris Myers, President and Chief Executive Officer of CVB Financial Corp., will be hosting investors from BMO Capital Markets on Tuesday, March 12, 2013. The meetings will take place at CVB Financial Corp.’s headquarters in Ontario, California. The meeting is part a series of visits arranged by BMO Capital Markets for certain investors with various banks in California.

Mr. Myers’ presentation will be available on CVB Financial Corp.’s website at www.cbbank.com under “Our Investors” tab, “Investor Presentation” for 90 days.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.4 billion. Citizens Business Bank serves 41 cities with 40 Business Financial Centers, five Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.